EXHIBIT 10.2

GE Financial Assurance Holdings, Inc.

6620 West Broad Street

Richmond, VA 23230

March 30, 2005

Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Irrevocable Consent and Irrevocable Proxy

Reference is made to (1) the Stock Purchase Agreement, dated as of March 14, 2005 (the “Stock Purchase Agreement”), among GE Financial Assurance Holdings, Inc. (“GEFAHI”), General Electric Company, General Electric Capital Corporation, GEI, Inc. and Genworth Financial Inc. (“Genworth”), and (2) Genworth’s Amended and Restated Certificate of Incorporation (the “Certificate”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Certificate. This Irrevocable Consent and Irrevocable Proxy is delivered pursuant to and in accordance with Section 6.12 of the Stock Purchase Agreement.

Section 1. Irrevocable Consent. Notwithstanding anything to the contrary set forth in Article IV, Section 3(f) of the Certificate, GEFAHI hereby agrees that, from and after the time that GEFAHI ceases to beneficially own more than forty-five percent (45%) of the outstanding shares of Common Stock (the “Acquisitions Operative Date”), the amount set forth in clause (iii) of such Section 3(f) shall be deemed to be $1.0 billion, rather than $700 million, and the definition of “Permitted Acquisition” shall be deemed to have been modified accordingly. Prior to such time, if any, as the Certificate is amended to reflect the foregoing, the holders of all of the outstanding shares of the Class B Common Stock shall be deemed, as a result of the delivery of this instrument, to have irrevocably consented separately as a class, effective as of the Acquisitions Operative Date, to any action or transaction covered by clause (ii) or (iii) of such Section 3(f) that, but for the provisions of this instrument, would have required the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B Common Stock, voting or consenting separately as a class. Prior to the occurrence of any action or transaction covered by clause (ii) or (iii) of such Section 3(f) that, but for the provisions of this instrument, would have required the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B Common Stock, voting or consenting separately as a class, GEFAHI shall deliver, at Genworth’s request, a written consent in its capacity as the holder of all of the outstanding shares of the Class B Common Stock confirming that it has consented separately as a class to any such action or transaction.

Section 2. Irrevocable Proxy. GEFAHI hereby irrevocably grants to and appoints Genworth to be GEFAHI’s proxy and attorney-in-fact (with full power of substitution),

for and in the name, place and stead of GEFAHI, to vote, act by or execute a written consent or grant a consent, proxy or approval in respect of all shares of Class B Common Stock that GEFAHI owns, controls or has the right to vote at one or more meetings of the stockholders of Genworth solely for the purpose of approving an amendment (an “Amendment”) to the Certificate to provide that the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B Common Stock voting separately as a class shall no longer be required for Genworth to effect any action or transaction to which GEFAHI as the holder of the Class B Common Stock has consented pursuant to Section 1 hereof. GEFAHI affirms that this irrevocable proxy is coupled with an interest and may under no circumstances be revoked; provided, however, that such proxy is granted only with respect to the matter contained in this Section 2. GEFAHI’s irrevocable proxy shall automatically terminate upon the effective time of the Amendment in accordance with the Delaware General Corporation Law.

Section 3. Effectiveness. This Irrevocable Consent and Irrevocable Proxy shall become effective as of the date hereof.

Section 4. Assignment. This Irrevocable Consent and Irrevocable Proxy shall be binding on GEFAHI’s successors and assigns, including any entity that is a transferee of GEFAHI and comes within the definition of “GE” in the Certificate.

Section 5. Governing Law. The Irrevocable Consent and Irrevocable Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[Signature appears on the following page]

IN WITNESS WHEREOF, the undersigned has caused this Irrevocable Consent and Irrevocable Proxy to be duly executed as of the date first written above.

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:	/s/ Kathryn A. Cassidy
Name:	Kathryn A. Cassidy
Title:	Senior Vice President

Acknowledged and agreed as of

the date first written above:

GENWORTH FINANCIAL, INC.

By:	/s/ Joseph J. Pehota
Name:	Joseph J. Pehota
Title:	Senior Vice President –
Business Development

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